Exhibit 99.1

1350 Avenue of the Americas New York, NY 10019
Press Release CRH Appoints Aylwyn Bryan as CFO

NEW YORK – May 13, 2026 – CRH (NYSE: CRH), the leading provider of building materials, announced the appointment of Aylwyn Bryan as its Chief Financial Officer, effective May 12, 2026.
Bryan has over 25 years of financial leadership experience, including the past 14 years with CRH. Most recently he served as CFO of CRH’s Americas Division and previously as Head of Group Finance and Group Tax Director. As CFO, Bryan will continue to play a critical role in advancing CRH’s strategy and operational discipline, as well as driving long-term quality growth and value creation for CRH’s shareholders.
Bryan succeeds Nancy Buese, who has stepped down by mutual agreement and will remain with CRH for a three-month period to support a smooth transition.
“We are pleased to announce Aylwyn’s appointment as CFO,” said Jim Mintern, CEO, CRH. “He has a deep understanding of CRH’s business, has strong financial expertise and a proven track record of delivery for shareholders. This experience will be invaluable to CRH as we continue to execute and evolve our strategy and drive consistent long-term growth.
I would like to thank Nancy for her contributions to CRH and I wish her success. I am pleased that Nancy will work closely with Aylwyn and the finance team to ensure strong leadership and continuity during the transition period.”
“I am delighted to be appointed CFO of CRH,” said Aylwyn Bryan. “I look forward to continuing to work with the leadership team to extend CRH’s legacy of strong financial discipline and enviable track record of maximizing value for our shareholders.”
Buese’s departure is not related to any disagreement with the company on any matter relating to its accounting practices, financial statements, financial guidance, internal controls or operations.

Contacts

Tom Holmes	Lauren Schulz
Head of Investor Relations	Chief Communications Officer
tholmes@crh.com	lschulz@crh.com

About CRH
CRH is the leading provider of building materials critical to modernizing infrastructure. With our team of 83,000 people across 4,000 locations, our unmatched scale, connected portfolio, and deep local relationships make us the partner of choice for transportation, water, and reindustrialization projects, shaping communities for a better tomorrow. CRH (NYSE: CRH) is a member of the S&P 500 Index. For more information, visit www.crh.com.

Exhibit 99.1

Forward-Looking Statements
Some statements in this press release may constitute forward-looking statements, including with respect to advancement of strategy, operational discipline and long-term value creation and CRH’s future growth prospects. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including the risks and uncertainties described under “Risk Factors” in Part 1, Item 1A of CRH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 as filed with the SEC and in CRH's other filings with the SEC.